Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (“Agreement”) is made effective as of the date signed by the parties below (“Effective Date”), by and between Provide Commerce Inc. (“Company”) and Blake Bilstad (“Executive”).

The parties agree as follows:

1. At Will Employment. Company and Executive agree that Executive’s employment is not for a specified period, and either party may terminate the employment relationship at any time, with or without cause or notice.

2. Duties.

2.1 Position. Executive is employed as General Counsel and Sr. Vice President and shall have the duties and responsibilities as set forth on the attached job description, as may be amended by company from time to time. Executive shall perform faithfully and diligently all duties assigned to Executive. Company reserves the right to modify Executive’s position and duties at any time in its sole and absolute discretion.

2.2 Best Efforts/Full-time. Executive will expend Executive’s best efforts on behalf of Company, and will abide by all policies and decisions made by Company, as well as all applicable federal, state and local laws, regulations or ordinances. Executive will act in the best interest of Company at all times. Executive shall devote Executive’s full business time and efforts to the performance of Executive’s assigned duties for Company, unless Executive notifies the CEO in advance of Executive’s intent to engage in other paid work and receives the CEO’s written consent to do so. Notwithstanding the foregoing, the Company acknowledges that Executive has previously entered into a consulting agreement with Executive’s prior employer, Vivendi Universal Net USA Group, Inc. (“VUNet USA”), which the Company will permit Executive to maintain; provided, however, that this relationship does not interfere in any way with Executive’s work responsibilities at the Company and that Executive shall not violate any confidences or ethical duties whatsoever with either the Company or VUNet USA by nature of this relationship and/or the work performed thereunder (which Executive has represented will be minimal).

2.3 Compliance With Company Policies, Rules and Directives. Executive understands and agrees that familiarity and compliance with Company’s lawful policies, rules and directives are a condition of employment. In particular, Executive understands the importance of and agrees to read and comply with the Insider Trading Policy, the Code of Business Conduct and Ethics, and the Whistleblowing Procedures for Accounting and Auditing matters. As General Counsel and Sr. Vice President, Executive agrees to be responsible for advising the Company on full and proper enforcement of these policies.

2.4 Work Location. Executive’s principal place of work shall be located in San Diego, CA, or such other location as the parties may agree upon from time to time.

2.5 Start Date. Executive’s first day of employment with the Company shall be on April 26, 2004 (“Start Date”).

3. Compensation.

3.1 Base Salary. As compensation for Executive’s performance of Executive’s duties hereunder, Company shall pay to Executive, commencing as of the Start Date, an initial Base Salary of Two Hundred Ten Thousand Dollars ($210,000) per year, payable in accordance with the normal payroll practices of Company, less required deductions for state and federal withholding tax, social security and all other employment taxes and payroll deductions. In the event Executive’s employment under this Agreement is terminated by either party, for any reason, Executive will earn the Base Salary prorated to the date of termination.

3.2 Corporate Annual Bonus. In addition to the base salary, Executive will be eligible to earn a corporate annual bonus based upon fiscal year end corporate results and contingent upon his employment on the last day of the applicable fiscal year. The bonus will be paid in the pay period after fiscal year end corporate results are audited and approved by the Vice President of Finance.

(a) The amount of the corporate annual bonus will be determined at the sole and absolute discretion of the Company, based on fiscal year end corporate results. Bonus target amounts are generally determined as a percentage of base salary. The target percentage for Executive’s position is currently twenty percent (20%) of his base salary.

(b) The Company reserves the right to alter or discontinue the corporate annual bonus, at any time, at its discretion, but such change or discontinuation will be effective on a prospective basis. If the corporate annual bonus is altered or discontinued before the fiscal year end, Executive shall be paid a bonus in accordance with the current plan, after the end of the fiscal year, in proportion to the number of months he worked before the bonus plan was altered or discontinued.

3.3 Stock Options. Subject to the Board of Directors’ approval, Executive will be granted an incentive stock option to purchase 35,000 shares of Company’s Common Stock under Company’s 2003 Stock Option/Stock Issuance Plan and related option documents at an exercise price equal to the fair market value of that stock on the date of the grant (the “Option”). The Option will be subject to the terms and conditions of the Plan and the standard stock option agreement provided pursuant to the Plan, which Executive will be required to sign as a condition of receiving the Option. These documents will be provided to you under separate cover.

3.4 Supplemental Executive Retirement Plan (SERP) and Deferred Compensation. As an executive level employee, Executive is eligible to participate in Company’s SERP and Deferred Compensation plans, in accordance with the terms and conditions of those plans. Further details are available in the applicable plan documents.

3.5 Performance and Salary Review. The CEO will periodically review Executive’s performance on no less than an annual basis. Adjustments to salary or other compensation, if any, may be made by the CEO, at any time, in its sole and absolute discretion. Executive’s base salary and benefits will not be reduced, unless the Company determines, for business reasons, the salaries and/or benefits of all senior executives of the Company must be reduced.

3.6 Customary Fringe Benefits. Executive will be eligible for all customary and usual fringe benefits generally available to full time employees of Company subject to the terms and conditions of Company’s benefit plan documents. Accordingly, Executive will earn 17 days of PTO per year during the first two years of employment.

3.7 Modification of Benefits. Company reserves the right to change or eliminate any of the fringe benefits on a prospective basis, at any time, effective upon notice to Executive.

4. Business Expenses. Executive will be reimbursed for all reasonable, out-of-pocket business expenses incurred in the performance of Executive’s duties on behalf of Company. To obtain reimbursement, expenses must be submitted promptly with appropriate supporting documentation in accordance with Company’s policies.

5. Termination of Executive’s Employment.

5.1 Termination for Cause by Company. Although Company anticipates a mutually rewarding employment relationship with Executive, Company may terminate Executive’s employment immediately at any time for Cause. For purposes of this Agreement, “Cause” is defined as: (a) Executive’s material breach of this Agreement including, but not limited to, the Insider Trading Policy, the Code of Business Conduct and Ethics, the Whistleblowing Procedures for Accounting and Auditing Matters, and the Company’s Employee Innovations and Proprietary Rights Agreement; (b) Executive’s final, non-appealable conviction or entry of a plea of nolo contendere for fraud, misappropriation or embezzlement, or any felony; or (c) Executive’s death. In the event Executive’s employment is terminated in accordance with this subsection 5.1, Executive shall be entitled to receive only the Base Salary then in effect, prorated to the date of termination. All other Company obligations to Executive pursuant to this Agreement, other than vested retirement and pension benefits, if any, will become automatically terminated and completely extinguished. Executive will not be entitled to receive the Severance Payment described in subsection 5.2 below.

5.2 Termination Without Cause by Company/Severance. Although Executive’s employment is terminable at will, and Company may terminate Executive’s employment under this Agreement without Cause at any time, it shall provide at least fifteen calendar (15) days’ advance written notice of a termination without Cause to Executive. In the event of such termination, Executive will receive the Base Salary then in effect, prorated to the date of termination, and a “Severance Payment” equivalent to six (6) months of Executive’s Base Salary then in effect, less all legally required deductions, payable over the six months in accordance with Company’s regular payroll cycle, provided that Executive: (a) complies with all surviving provisions of this Agreement as specified in subsection 11.8 below; and (b) executes a full general release, releasing all claims, other than vested retirement and pension benefits, if any, known or unknown, that Executive may have against Company arising out of or any way related to Executive’s employment or termination of employment with Company. All other Company obligations to Executive, other than vested retirement and pension benefits, if any, will be automatically terminated and completely extinguished. In addition, the Company agrees that should it choose to terminate this Agreement and/or Executive’s offer of employment hereunder without Cause prior to the Start Date, the Company shall pay Executive the full amount of the Severance Payment. In the event, the Executive does not start employment as a full-time employee as of April 26, 2004, this agreement and all of its provisions become null and void.

5.3 Voluntary Resignation by Executive. Executive may voluntarily resign Executive’s position with Company, at any on fifteen (15) calendar days’ advance written notice. In the event of Executive’s resignation, Executive will be entitled to receive only the Base Salary for the fifteen-day notice period. All other Company obligations to Executive pursuant to this Agreement, other than vested retirement and pension benefits, will become automatically terminated and completely extinguished. In addition, Executive will not be entitled to receive the Severance Payment described in subsection 5.2 above.

6. No Conflict of Interest. During the term of Executive’s employment with Company and during any period Executive is receiving payments from Company pursuant to this Agreement, Executive must not engage in any conduct, paid or unpaid, that creates a conflict with the essential business-related interests of the Company that would materially and substantially disrupt Company’s operations. Such conduct shall include, but is not limited to, directly or indirectly competing with Company in any way, or acting as an officer, director, employee, consultant, stockholder, volunteer, lender, or agent of any business enterprise of the same nature as, or which is in direct competition with, the business in which Company is now engaged or in which Company becomes engaged during the term of Executive’s employment with Company, or while Executive is receiving payments from company pursuant to this Agreement, as may be determined by the CEO in his sole discretion. If the CEO determines such a conflict exists during the term of this Agreement, the CEO may take action to eliminate the conflict, which may include asking Executive to choose to discontinue the other work or resign employment with Company. If the CEO determines such a conflict exists during any period in which Executive is receiving severance payments pursuant to this Agreement, the CEO may take action to eliminate the conflict, which may include asking Executive to choose to discontinue the other work or forfeit the remaining severance payments. In addition, Executive agrees not to refer any client or potential client of Company to competitors of Company, without obtaining Company’s prior written consent, during the term of Executive’s employment and during any period in which Executive is receiving severance payments from Company or is subject to the Nonsolicitation provision, paragraph 8.1, below. Nothing contained herein or in Paragraph 2.2 shall prevent Executive from serving on a Board of Directors with a company that is not in competition with the Company, nor from participating in a volunteer capacity with a charitable institution.

7. Confidentiality and Proprietary Rights. Executive agrees to read, sign and abide by Company’s Employee Innovations and Proprietary Rights Assignment Agreement, which is provided with this Agreement and incorporated herein by reference, and may be amended by Company, from time to time.

8. Nonsolicitation. Executive understands and agrees that all information regarding Company employees and/or customers that is not a matter of public record is confidential and constitutes trade secrets, and the following nonsolicitation provisions are intended for the protection of these assets.

8.1 Nonsolicitation of Customers or Prospects. Executive agrees that during the term of this Agreement and for a period of one (1) year after the termination of this Agreement, Executive will not either directly or indirectly, separately or in association with others, interfere with, impair, disrupt or damage Company’s relationship with any of its customers or customer prospects by soliciting or encouraging others to solicit any of the Company’s customers or encourage others to solicit any of them for the purpose of diverting or taking away business from Company.

8.2 Nonsolicitation of Company’s Employees. Executive agrees that during the term of this Agreement and for a period of one (1) year after the termination of this Agreement, Executive will not either directly or indirectly, separately or in association with others, interfere with, impair, disrupt or damage Company’s business by soliciting, encouraging or attempting to hire any of Company’s employees or causing others to solicit or encourage any of Company’s employees to discontinue their employment with Company.

8.3 No Violation of Rights of Third Parties. Executive warrants that the performance of all of the terms of this Agreement and as an employee of Company does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by Executive prior to his employment with Company. Executive agrees not to disclose to Company, or induce Company to use, any confidential or proprietary information or material belonging to any previous employer or others. Executive warrants that he is not a party to any other agreement that will interfere with his full compliance with this Agreement. Executive further agrees not to enter into any agreement, whether written or oral, in conflict with the provisions of this Agreement.

9. Injunctive Relief. Executive acknowledges that Executive’s breach of the covenants contained in sections 6-8 (collectively “Covenants”) may cause irreparable injury to Company and agrees that in the event of any such breach, Company shall be entitled to seek temporary, preliminary and permanent injunctive relief without the necessity of proving actual damages.

10. Agreement to Arbitrate. To the fullest extent permitted by law, Executive and Company agree to arbitrate any controversy, claim or dispute between them arising out of or in any way related to this Agreement, the employment relationship between Company and Executive and any disputes upon termination of employment, including but not limited to breach of contract, tort, discrimination, harassment, wrongful termination, demotion, discipline, failure to accommodate, family and medical leave, compensation or benefits claims, constitutional claims; and any claims for violation of any local, state or federal law, statute, regulation or ordinance or common law. Claims for workers’ compensation and unemployment insurance benefits are excluded. For the purpose of this agreement to arbitrate, references to “Company” include all parent, subsidiary or related entities and their employees, supervisors, officers, directors, agents, pension or benefit plans, pension or benefit plan sponsors, fiduciaries, administrators, affiliates and all successors and assigns of any of them, and this agreement shall apply to them to the extent Executive’s claims arise out of or relate to their actions on behalf of Company.

10.1 Consideration. The mutual promise by Company and Executive to arbitrate any and all disputes between them (except for those referenced above) rather than litigate them before the courts or other bodies, provides the consideration for this agreement to arbitrate.

10.2 Initiation of Arbitration. Either party may exercise the right to arbitrate by providing the other party with written notice of any and all claims forming the basis of such right in sufficient detail to inform the other party of the substance of such claims. In no event shall the request for arbitration be made after the date when institution of legal or equitable proceedings based on such claims would be barred by the applicable statute of limitations.

10.3 Arbitration Procedure. The arbitration will be conducted in San Diego, California by a single neutral arbitrator and in accordance with the California Arbitration Act, California Code of Civil Procedure 1281 et seq. The parties are entitled to representation by an attorney or other representative of their choosing. The arbitrator shall have the power to enter any award that could be entered by a judge of the trial court of the State of California, or federal district court for the Southern District of California, as applicable to the claim(s), and only such power, and shall follow the law. The parties agree to abide by and perform any award rendered by the arbitrator. The arbitrator shall issue the award in writing and therein state the essential findings and conclusions on which the award is based. Judgment on the award may be entered in any court having jurisdiction thereof.

10.4 Costs of Arbitration. Company shall bear the costs of the arbitration filing and hearing fees and the cost of the arbitrator.

11. General Provisions.

11.1 Successors and Assigns. The rights and obligations of Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of Company. Executive shall not be entitled to assign any of Executive’s rights or obligations under this Agreement.

11.2 Waiver. Either party’s failure to enforce any provision of this Agreement shall not in any way be construed as a waiver of any such provision, or prevent that party thereafter from enforcing each and every other provision of this Agreement.

11.3 Attorneys’ Fees. Each side will bear its own attorneys’ fees in any dispute, unless a statutory section at issue, if any, authorizes the award of attorneys’ fees to the prevailing party, in which case the arbitrator may award attorneys fees in accordance with the law.

11.4 Severability. In the event any provision of this Agreement is found to be unenforceable by an arbitrator or court of competent jurisdiction, such provision shall be deemed modified to the extent necessary to allow enforceability of the provision as so limited, it being intended that the parties shall receive the benefit contemplated herein to the fullest extent permitted by law. If a deemed modification is not satisfactory in the judgment of such arbitrator or court, the unenforceable provision shall be deemed deleted, and the validity and enforceability of the remaining provisions shall not be affected thereby.

11.5 Interpretation; Construction. The headings set forth in this Agreement are for convenience only and shall not be used in interpreting this Agreement. This Agreement has been drafted by legal counsel representing Company, but Executive has participated in the negotiation of its terms. Furthermore, Executive acknowledges that Executive has had an opportunity to review and revise the Agreement and have it reviewed by legal counsel, if desired, and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

11.6 Governing Law. This Agreement will be governed by and construed in accordance with the laws of the United States and the State of California. Each party consents to the jurisdiction and venue of the state or federal courts in San Diego, California, if applicable, in any action, suit, or proceeding arising out of or relating to this Agreement.

11.7 Notices. Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated: (a) by personal delivery when delivered personally; (b) by overnight courier upon written verification of receipt; (c) by telecopy or facsimile transmission upon acknowledgment of receipt of electronic transmission; or (d) by certified or registered mail, return receipt requested, upon verification of receipt. Notice shall be sent to the addresses set forth below, or such other address as either party may specify in writing.

11.8 Survival. Sections 5.2 (Termination Without Cause/Severance), 6 (“No Conflict of Interest”), 7 (“Confidentiality and Proprietary Rights”), 8 (“Nonsolicitation”), 9 (“Injunctive Relief”), 10 (“Agreement to Arbitrate”), 11 (“General Provisions”) and 12 (“Entire Agreement”) of this Agreement shall survive Executive’s employment with Company.

12. Entire Agreement. This Agreement, including the Company Employee Innovations and Proprietary Rights Assignment Agreement incorporated herein by reference and Company’s 2003 Stock Option/Stock Issuance Plan, and related option documents described in subsection 3.3 of this Agreement, constitutes the entire agreement between the parties relating to this subject matter and supersedes all prior or simultaneous representations, discussions, negotiations, and agreements, whether written or oral. This Agreement may be amended or modified only with the written consent of Executive and the CEO. No oral waiver, amendment or modification will be effective under any circumstances whatsoever.

THE PARTIES TO THIS AGREEMENT HAVE READ THE FOREGOING AGREEMENT AND FULLY UNDERSTAND EACH AND EVERY PROVISION CONTAINED HEREIN. WHEREFORE, THE PARTIES HAVE EXECUTED THIS AGREEMENT ON THE DATES SHOWN BELOW.

Dated: March 15, 2004	By:	/s/ BLAKE BILSTAD

BLAKE BILSTAD

Provide Commerce Inc.

Dated: March 15, 2004	By:	/s/ PENNY HANDSCOMB

Penny Handscomb VP Human Resources & Training 5005 Wateridge Vista Drive, Suite 200 San Diego, CA 92121

EXHIBIT A

Job Description—General Counsel, Sr. VP

Reporting to the Chief Executive Officer:

Responsibilities

General Overview of Duties: The General Counsel, Sr. VP will be responsible for monitoring and ensuring the Company’s full and proper compliance with all applicable laws affecting the business, its operations and its personnel. The General Counsel, SVP will be familiar with and help develop the Company’s policies and procedures, and will be responsible for advising the Company on full and proper enforcement of those policies and procedures. To fulfill these responsibilities, the General Counsel, SVP must be intimately familiar with the business and how it operates, and will also be responsible for the following:

Management of the Corporate Legal Department (1 person department)

•	Participate in key meetings and provide legal advice and counsel regarding significant corporate decisions.

•	Establish corporate policies and procedures to ensure timely legal review of all appropriate matters and to provide prompt response and practical resolutions to legal issues.

•	Assist corporate teams to review and analyze potential business development opportunities. Anticipate potential legal issues and advise as to desirable, legally compliant strategy for accomplishing objectives.

•	Prepare and maintain proper documentation in connection with General Counsel, SVP duties. Participate in developing, implementing and monitoring document retention policies and procedures for the Company.

Risk and Crisis Avoidance/Management

•	Continuous assessment of potential issues and risks in the operation of the business; develop plans and strategies for mitigation and contingencies; develop policies and procedures, and conduct employee training, etc., to ensure proper implementation and compliance.

Legal Services to Internal Clients

•	Counseling, negotiating, drafting and reviewing contracts, etc., for Finance, Human Resources, Operations, Sales, Marketing, IT, Investor Relations, Executives, Board of Directors, and Committees reporting to the Board as required.

•	Help monitor and manage the compliance with and enforcement of business agreements, including financing, credit agreements and debt instruments.

•	Review all advertising, marketing and promotional material for legal compliance, disclosure and potential risk.

•	Respond to inquiries from government agencies, business groups and consumers regarding advertising and marketing practices.

•	Work with public relations team. Advise and assist public relations team and review corporate communications, including press releases, media talking points and internal communications to ensure legal compliance.

SEC Compliance and Corporate Governance

•	Monitor and advise Company on compliance with Sarbanes-Oxley and all other applicable SEC and NASDAQ regulations.

Transactional Matters

•	Drafting and negotiating template agreements, custom agreements, and negotiating contracts prepared by other parties; implementation and administration of contracts; other transactional matters.

Intellectual Property Matters

•	Develop and oversee a decision-making process for committing resources to prosecute patents, register copyrights and trademarks, etc.; manage and assist IP counsel; implement strategic licensing of IP; maintain and defend IP; trade secret, proprietary information and confidentiality/ non-disclosure protection; etc.

Litigation

•	Interview, retain, manage, assist and negotiate/monitor fees for outside counsel; act as a liaison between outside counsel and internal clients involved in litigation; report to Executive Committee and Board of Directors as necessary.

•	Work closely with customer facing departments, such as customer relations and operations, to develop cooperative practice for responding to complaints and resolve them efficiently.

•	And any other duties, which may be assigned from time to time

Qualifications

•	10+ years of legal experience with in-house environment experience

•	Prior General Counsel experience with a publicly-held company

•	A member in good standing of the California Bar Collaborative team player; adaptability/flexibility; professionalism, integrity and honesty; “can do” attitude; excellent business judgment and awareness; well organized; attention to detail; ability to prioritize and multi-task